Exhibit 10.70

AMENDED EXECUTIVE SALARY CONTINUATION AGREEMENT

This Amended Executive Salary Continuation Agreement (the “Agreement”) is made effective as of December 31, 2006 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and Shirley Wilburn (the “Executive”), each a “Party” and together the “Parties.”  This Agreement amends in its entirety that certain Executive Salary Continuation Agreement dated April 1, 2001 by and between the Bank and Executive, which was subsequently amended by the Parties on February 1, 2005 (as amended, the “Prior Agreement”).

RECITALS

A.            The Executive is a valued Executive of the Bank.

B.            In 2001, the Bank’s Board of Directors (the “Board”) determined that the Executive’s services to the Bank were valuable, and, accordingly, agreed to make certain payments to the Executive pursuant to the Prior Agreement.

C.            In 2005, the Bank agreed to provide an additional benefit and amended the Prior Agreement.

D.            Certain parts of the Agreement are inconsistent with the original intent of the Parties.  Accordingly, the Parties now wish to clarify their original intent by amending the Agreement as provided herein.

E.             The Parties intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a non-qualified benefit plan for purposes of the tax Code and the Employee Retirement Security Act of 1974, as amended (“ERISA”).  The Executive is fully advised of the Bank’s financial status and has had input in the design of this plan.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.              EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine.  The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to her, and with such compensation as may be determined from time to time by the Board.  At all times, unless modified in writing, employment shall be deemed at-will.

II.            FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payment or bonus in lieu of these benefits except as specifically set forth hereinafter.

III.           RETIREMENT AND EARLY RETIREMENT BENEFIT

A.            Original Benefit

1.             Retirement Benefit.

If the Executive Retires on or after the December 31, 2007, the Bank shall pay the Executive an annual retirement benefit equal to Forty Thousand Dollars ($40,000), in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement.  Beginning on the thirteenth month that the retirement benefit is paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of death, Section V of this Agreement shall control.

For purposes of this Agreement, “Retirement” and “Retire” shall mean that the Executive remains in the continuous employ of the Bank from the date of this Agreement and then retires from active employment (and her employment terminates) with the Bank, after having attained age sixty (60).

2.             Early Retirement Benefit.

If the Executive Retires prior to December 31, 2007, the Bank shall pay the Executive an annual early retirement benefit, based on the month of retirement, equal to:

Month of Retirement	Amount of Early Retirement Benefit
December, 2006	$36,000
January, 2007	$36,333
February, 2007	$36,667
March, 2007	$37,000
April, 2007	$37,333
May, 2007	$37,667
June, 2007	$38,000
July, 2007	$38,333
August, 2007	$38,667
September, 2007	$39,000
October, 2007	$39,333
November, 2007	$39,667
December, 2007	$40,000

The early retirement benefit shall be paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement.  Beginning on the thirteenth month that the benefit is paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of death, Section V of this Agreement shall control.

B.            Additional Benefit

1.             Additional Retirement Benefit.

If the Executive Retires on or after the December 31, 2013, the Bank shall pay the Executive an additional retirement benefit as a lump sum, which shall be equal to the present value (determined in accordance with the assumptions set forth in Section IX(L)) of Ten Thousand Dollars ($10,000) paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement, with 3% cost of living increases annually after the first year.  In the event of death, Section V of this Agreement shall control.

2.             Additional Early Retirement Benefit.

If the Executive Retires prior to December 31, 2013, the Bank shall pay the Executive an additional early retirement benefit as a lump sum which shall be equal to the present value (determined in accordance with the assumptions set forth in Section IX(L)) of the following amounts (based on the month in which Executive retires):

Month of Retirement	Amount of Early Retirement Benefit
December, 2006	$3,000
January, 2007	$3,083
February, 2007	$3,167
March, 2007	$3,250
April, 2007	$3,333
May, 2007	$3,417
June, 2007	$3,500
July, 2007	$3,583
August, 2007	$3,667
September, 2007	$3,750
October, 2007	$3,833
November, 2007	$3,917
December, 2007	$4,000
January, 2008	$4,083
February, 2008	$4,167
March, 2008	$4,250
April, 2008	$4,333
May, 2008	$4,417
June, 2008	$4,500

July, 2008	$4,583
August, 2008	$4,667
September, 2008	$4,750
October, 2008	$4,833
November, 2008	$4,917
December, 2008	$5,000
January, 2009	$5,083
February, 2009	$5,167
March, 2009	$5,250
April, 2009	$5,333
May, 2009	$5,417
June, 2009	$5,500
July, 2009	$5,583
August, 2009	$5,667
September, 2009	$5,750
October, 2009	$5,833
November, 2009	$5,917
December, 2009	$6,000
January, 2010	$6,083
February, 2010	$6,167
March, 2010	$6,250
April, 2010	$6,333
May, 2010	$6,417
June, 2010	$6,500
July, 2010	$6,583
August, 2010	$6,667
September, 2010	$6,750
October, 2010	$6,833
November, 2010	$6,917
December, 2010	$7,000
January, 2011	$7,083
February, 2011	$7,167
March, 2011	$7,250
April, 2011	$7,333
May, 2011	$7,417
June, 2011	$7,500
July, 2011	$7,583
August, 2011	$7,667
September, 2011	$7,750
October, 2011	$7,833
November, 2011	$7,917
December, 2011	$8,000
January, 2012	$8,083
February, 2012	$8,167
March, 2012	$8,250
April, 2012	$8,333
May, 2012	$8,417
June, 2012	$8,500
July, 2012	$8,583
August, 2012	$8,667

September, 2012	$8,750
October, 2012	$8,833
November, 2012	$8,917
December, 2012	$9,000
January, 2013	$9,083
February, 2013	$9,167
March, 2013	$9,250
April, 2013	$9,333
May, 2013	$9,417
June, 2013	$9,500
July, 2013	$9,583
August, 2013	$9,667
September, 2013	$9,750
October, 2013	$9,833
November, 2013	$9,917
December, 2013	$10,000

calculated as if paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement, with 3% cost of living increases annually after the first year.  In the event of death, Section V of this Agreement shall control.

IV.           DEATH BENEFIT

In the event of the Executive’s death, no Benefits shall be payable hereunder and this Agreement shall automatically terminate.  If the Executive is already in pay status at the time of her death, no further payments will be made, and her right to any additional payments will terminate.  Notwithstanding the foregoing, in the event that the Policies described in that certain Amended Life Insurance Endorsement Method Split Dollar Plan Agreement between the Bank and Executive of even date herewith (the “Split Dollar Plan”) are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policies with other comparable life insurance, such that no death benefits are payable under the Split Dollar Plan, then in the event of Executive’s death, Executive’s beneficiaries under the Split Dollar Plan shall be entitled to the payment of the benefits, if any, described in Section VI(A) or VI(B) of the Split Dollar Plan, as applicable, in lieu of any other benefit under this Agreement.

V.            TERMINATION OF EMPLOYMENT AND DISABILITY

A.            Termination of Employment.

Except as provided in (B) below, if the Executive terminates employment prior to Retirement, the Bank shall pay the Executive benefits as provided in III(A) and III(B) above, equal to the amount and in the same form that the Executive would have received had she retired on the first day of the month during which the termination occurred.  In the event of death, Section V of this Agreement shall control.

B.            Termination of Employment For Cause.

In the event Executive’s employment terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all benefits and shall not be entitled to receive any benefits under this Agreement.  “For Cause” shall mean any of the following actions by Executive that result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit.  If a dispute arises as to whether termination of employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

C.            Disability.

In the event the Executive becomes Disabled prior to retirement or termination of employment, and Executive’s employment terminates because of such Disability, the Bank shall pay the Executive benefits as provided in III(A) and III(B) above, equal to the amount and in the same form that the Executive would have received had she retired on the first day of the month in which termination of employment due to Disability occurred.  “Disabled” or “Disability” shall mean that the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician.  Such resolution shall be binding upon all Parties to this Agreement.  The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances.  Notwithstanding anything to the contrary, the term “Disability” shall be interpreted in accordance with Section 409A.  In the event of death, Section V of this Agreement shall control.

VI.           CHANGE OF CONTROL

Upon a Change of Control, if, within twelve (12) months of the Change of Control, (i) the Executive’s employment terminates (voluntarily or involuntarily) for any reason, other than For Cause; (ii) the Executive’s job responsibilities substantially change; or (iii) the Executive is relocated, then the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in section IX(L), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until December 31, 2007, and the benefit that the Executive would have received under Section III(B) had the Executive been employed by the Bank until December 31, 2013.  The lump sum payment shall be made on the first day of the month following the date of the act giving rise to the payment (i.e., the date of termination of employment, substantial change in job responsibilities or relocation).  Change of Control benefit projections are described in Exhibit A attached hereto.

A “Change of Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change of Control of the Bank.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change of Control of the Bank.  Transfers of Bank stock on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.  For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank.  A “Change of Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Section 409A, the event or series of events shall not constitute a “Change of Control” under this Agreement.

VII.         SPECIFIED EMPLOYEE REQUIREMENTS

Notwithstanding anything to the contrary, benefit payments made under this Agreement shall be delayed so that no payments are made during the first six (6) months following termination of employment, if such delay is required by the Specified Employee requirements of section 409A.

VIII.        RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to purchase life insurance in amounts sufficient to secure the Benefits provided under this Agreement.  The Bank further reserves the absolute right, at its sole discretion, to establish a grantor trust which may be used to hold assets of the Bank which are maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Bank’s creditors and the creditors of any affiliate of the Bank that is also an employer of the Executive.  To the extent such trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder.  Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).  The Bank reserves the absolute right, in its sole discretion, to terminate any such life insurance or grantor trust at any time, in whole or in part.  At no time shall any Executive be deemed to have any lien or right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the

Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IX.           MISCELLANEOUS

A.            Alienability and Assignment Prohibition.

Neither the Executive, nor the Executive’s spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the Benefits payable hereunder nor shall any of such Benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the Benefits hereunder, the Bank’s liabilities and obligations under this Agreement shall cease and terminate immediately.

B.            Binding Obligation of the Bank and any Successor in Interest.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.  This Agreement shall be binding upon the Parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation.

It is agreed by and between the Parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.            Gender.

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.             Effect on Other Bank Benefit Plans.

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.             Headings.

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.            Applicable Law.

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

H.            12 U.S.C. § 1828(k).

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.              Partial Invalidity.

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.             Not a Contract of Employment.

This Agreement shall not be deemed to constitute a contract of employment between the Parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

K.            Effective Date.

The Effective Date of this Agreement shall be December 31, 2006.

L.             Present Value.

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the APB 12 calculations for this Agreement.

M.           Contradiction in Terms of Agreement and Exhibits.

If there is a contradiction in the terms of this agreement and the exhibits attached hereto with respect to the benefits payable, then the terms set forth in the Agreement shall control.

X.            ERISA PROVISIONS

A.            Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank.  The Board, in its discretion, may appoint one or more individuals to serve in this capacity.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration.

In the event a dispute arises with respect to Benefits under this Agreement and the disputed Benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused.  The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired.  A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments it may feel appropriate.  In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the Benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration.  The Arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The Arbitrator shall operate under any generally recognized set of arbitration rules.  The Parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to Benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such Benefits dispute shall likewise be submitted to arbitration as above-described and the Parties hereto agree to be bound by the decision thereunder.

XI.                                TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form.  If any such assumptions should change and such change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly.  Upon a Change of Control, this paragraph shall become null and void effective immediately upon such Change of Control.

XII.         EXCESS PARACHUTE PAYMENTS

Notwithstanding any provision of this Agreement to the contrary, if all or a portion of any benefit payment under this Agreement, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank by reason of Code section 280G, the Bank may, in its sole discretion, reduce the benefits payable under this Agreement as necessary to avoid the application of section 280G.  The Bank shall have the power to reduce benefits payable under this Agreement to zero, if necessary.

XIII.        COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his retirement.  This section shall not apply following a Change of Control.

XIV.        PROHIBITION AGAINST ACCELERATION.

Notwithstanding anything to the contrary, neither the time nor amount of payments under this Agreement may be accelerated unless such acceleration is permissible under both applicable law and under the Agreement.

IN WITNESS WHEREOF, the Parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on 12/31/06 and that, upon execution, each has received a conforming copy.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		SHIRLEY WILBURN

By:	/s/ Daniel J. Doyle	/s/ Shirley Wilburn
Name: Daniel J. Doyle		Shirley Wilburn
Title: President and Chief Executive Officer

EXHIBIT A

Executive Salary Continuation Plan	Plan Year Reporting
Schedule A

Shirley Gail Wilburn

Birth Date: 2/4/1943

Plan Anniversary Date: 1/1/2006

Normal Retirement: 12/31/2013, Age 70

Payments: Monthly for 15 years

				Early Retirement
				12/31/2006		Disability		Change in Control
				Lump Sum Benefit		Annual Benefit		Lump Sum Benefit
				Amount Payable at		Amount Payable at		Amount Payable at
Values			Accrual	Separation from Service		Separation from Service		Separation from Service
as of	Discount Rate	Benefit Level	Balance	Vesting	Based on	Vesting	Based on	Vesting	Based on Accrual
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Dec 2006	6.00%	10,000	35,726	100%	35,726	100%	3,000	100%	78,328
Dec 2007(1)	6.00%	10,000	47,635	100%	47,635	100%	4,000	100%	83,159
Dec 2008	6.00%	10,000	59,544	100%	59,544	100%	5,000	100%	88,288
Dec 2009	6.00%	10,000	71,453	100%	71,453	100%	6,000	100%	93,734
Dec 2010	6.00%	10,000	83,361	100%	83,361	100%	7,000	100%	99,515
Dec 2011	6.00%	10,000	95,270	100%	95,270	100%	8,000	100%	105,653
Dec 2012	6.00%	10,000	107,179	100%	107,179	100%	9,000	100%	112,169
Dec 2013	6.00%	10,000	119,088	100%	119,088	100%	10,000	100%	119,088

December 31, 2013 Retirement; January 1, 2014 First Payment Date

(1) The first line reflects 12 months of data, January 2007 to December 2007

(2) The benefit mount includes a 3.00% guaranteed inflator in the payout period.

(3) Beginning on the first anniversary during the applicable installment period and each anniversary thereafter, the annual benefit amount shall increase by 3.00%.  The annual benefit amount will be distributed in 12 equal monthly payments for a total of 18

1).  The Normal Retirement Benfit is payable in a lump sum, based on the Present Value of $10,000 annual benefit paid in 180 monthly installments, assuming a 3% annual inflator after the first year.

2).  The Early Retirement Benefit above is the Present

*IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL.  IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Shirley Gail Wilburn

Birth Date: 2/4/1943

Plan Anniversary Date: 1/1/2006

Normal Retirement: 12/31/2013, Age 64

Payments: Monthly for 15 years

				Early Retirement
				12/31/2006		Disability		Change in Control
				Lump Sum Benefit		Annual Benefit		Lump Sum Benefit
				Amount Payable at		Amount Payable at		Amount Payable at
Values			Accrual	Separation from Service		Separation from Service		Separation from Service
as of	Discount Rate	Benefit Level	Balance	Vesting	Based on	Vesting	Based on	Vesting	Based on Accrual
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Dec 2006	6.00%	40,000	428,715	100%	36,000	100%	36,000	100%	448,677
Dec 2007(1)	6.00%	40,000	476,350	100%	40,000	100%	40,000	100%	476,350

December 31, 2007 Retirement; January 1, 2008 First Payment Date

(1) The first line reflects 12 months of data, January 2007 to December 2007

(2) The benefit mount includes a 3.00% guaranteed inflator in the payout period.

(3) Beginning on the first anniversary during the applicable installment period and each anniversary thereafter, the annual benefit amount shall increase by 3.00%. The annual benefit amount will be distributed in 12 equal monthly payments for a total of 18

*IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.